Exhibit 23.3

CONSENT OF SEWARD & KISSEL LLP

We hereby consent to each reference to our firm and the discussions of advice provided by us under the headings “Risk Factors—U.S. tax authorities could treat us as a “passive foreign investment company,” which would have adverse U.S. federal income tax consequences to U.S. unitholders,” “Material U.S. Federal Income Tax Considerations,” and “Legal Matters” in the prospectus contained in the Registration Statement on Form F-1 (the “Registration Statement”) of Dynagas LNG Partners LP dated the date hereof, without admitting we are “experts” within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement.

/s/ Seward & Kissel LLP
Seward & Kissel LLP

New York, New York
October 9, 2013